Exhibit 99.1

Macquarie Infrastructure Company LLC Reports Third Quarter 2013 Financial Results, Declares Cash Dividend of $0.875 Per Share

• Reported proportionately combined Free Cash Flow increases 78%

• Free Cash Flow per share guidance of $4.10 to $4.20 in 2013 reaffirmed

• Strong performance by Atlantic Aviation, new FBO acquisition announced

• 41% increase in growth investments

NEW YORK--(BUSINESS WIRE)--October 28, 2013--Macquarie Infrastructure Company LLC (NYSE:MIC) reported its financial results for the third quarter of 2013 including the declaration of a quarterly cash dividend of $0.875 per share. The dividend will be paid on November 14, 2013 to shareholders of record on November 11, 2013.

MIC’s businesses generated proportionately combined Free Cash Flow of $57.0 million or $1.08 per share during the quarter, compared with $32.1 million or $0.69 per share in the comparable period in 2012. Excluding interest rate swap breakage costs incurred by MIC’s Hawaii Gas business in the third quarter of 2012, underlying proportionately combined Free Cash Flow increased 40.0% in the third quarter of 2013. Underlying proportionately combined Free Cash Flow per share increased 18.9% to $3.28 for the nine months ended September 30, 2013 compared with $2.76 for the nine months ended September 30, 2012.

MIC’s proportionately combined Free Cash Flow per share in 2013 reflects an approximate 6.4 million share (13.6%) increase in the weighted average number of shares outstanding. The increase is associated primarily with a public equity offering conducted by the Company in May 2013 as well as management and performance fees settled in shares during the past year.

“The performance of our businesses in the third quarter was largely in line with our expectations and positions us to deliver proportionately combined free cash flow for the full year that is consistent with our guidance and consistent with the generation of approximately $337.0 million in proportionately combined EBITDA,” said James Hooke, Chief Executive Officer of Macquarie Infrastructure Company LLC.

“We are reaffirming our guidance of $4.10 to $4.20 in proportionately combined Free Cash Flow for calendar year 2013. On a trailing twelve month basis, MIC has generated $4.09 per share in proportionately combined Free Cash Flow so we’re already within sight of our guidance range as we end the third quarter,” Hooke added.

Hooke noted that the improving outlook reflected better than anticipated pricing on a refinancing of the long-term debt of MIC’s Atlantic Aviation business in May as well as improvement in the operating performance of Atlantic Aviation generally. “With 13.0% EBITDA growth at Atlantic Aviation for the quarter, a substantial pipeline of new growth projects, and the addition of the Hangar 10 aviation services facility at Kansas City Downtown Airport to the Atlantic Aviation portfolio, the trends in the business have been positive over the past several quarters,” he said.

On October 25, 2013, MIC’s Atlantic Aviation business entered into an agreement to acquire Hangar 10 Aviation Services located on the Kansas City Downtown Airport. The award-winning facility is expected to become the 63rd facility in the Atlantic Aviation network. The acquisition is projected to close in November 2013, subject to receipt of required airport approvals and other consents customary for a transaction of this size and type.

MIC established a new line of business – MIC Solar - in the fourth quarter of 2012 with an investment in two contracted solar power generation facilities. In the third quarter of 2013 MIC invested $14.7 million in two additional facilities currently under construction. In October of 2013 the Company invested $6.1 million in a fifth facility that is also under construction. MIC has invested a total of $30.1 million in the five facilities. The Company anticipates that the facilities will generate a total of between $1.6 million and $1.8 million in Free Cash Flow in each of the next five years.

Located in the southwestern U.S., the Company’s photovoltaic facilities are capable of generating a combined approximately 57 megawatts of electricity. The electricity is sold to nearby utilities and a U.S. Air Force base pursuant to long-term (20 and 25 year) power purchase agreements.

Hooke noted, “Year to date through September, 2013, MIC has deployed $14.7 million in solar contracted power, and $58.6 million in other growth projects representing a 40.7% increase over the rate at which capital was put to work in the first nine months of 2012. Collectively our businesses have committed to another approximately $70.0 million of projects. In addition to this, we are also exploring a pipeline of opportunities in excess of $100.0 million.”

MIC regards Free Cash Flow as an important tool in assessing the performance of its capital intensive, cash generative businesses. Proportionately combined Free Cash Flow refers to the sum of the Free Cash Flow generated by MIC’s businesses and investments in proportion to its equity interest in each entity after holding company costs. See “Cash Generation” below for MIC’s definition of Free Cash Flow and further information.

Consolidated Results for Third Quarter and Nine Months

The Company reported net income, before tax, of $14.1 million for the third quarter of 2013 compared with a net loss of $1.9 million for the third quarter of 2012. For the nine months ended September 30, 2013, MIC reported net income, before tax, of $23.2 million compared with net income of $40.8 million for the comparable period in 2012. The decrease in the year to date result versus the prior comparable period is primarily attributable to performance fees incurred in 2013.

MIC’s consolidated revenue for the third quarter of 2013 increased 1.7% to $263.7 million compared with $259.3 million in the third quarter of 2012. Consolidated revenue was essentially flat for the nine-month period ended September 30, 2013 versus the comparable period in 2012.

Reported gross profit – defined as revenue less cost of goods sold – removes the volatility in revenue associated with fluctuations in energy costs such as feedstock costs at Hawaii Gas. MIC’s consolidated gross profit rose 6.4% to $108.0 million in the third quarter of 2013 from $101.5 million in the same period in 2012. For the nine months ended September 30, 2013 the Company’s gross profit increased 4.8% versus the comparable period in 2012.

Cash Generation

MIC reports EBITDA excluding non-cash items on a consolidated and operating segment basis and reconciles each to consolidated net income (loss). EBITDA excluding non-cash items is a measure relied upon by management in evaluating the performance of its businesses and investments. EBITDA excluding non-cash items is defined as earnings before interest, taxes, depreciation and amortization and non-cash items, which may include impairments, gains and losses on derivatives and adjustments for certain other items reflected in the statement of operations.

MIC believes that EBITDA excluding non-cash items provides additional insight into the performance of its operating businesses, relative to each other and to similar businesses, without regard to capital structure, and their ability to service or reduce debt, fund capital expenditures and/or support distributions to the holding company.

MIC also reports Free Cash Flow, as defined below, on both a consolidated and operating segment basis as a means of assessing the amount of cash generated by its businesses and as a supplement to other information provided in accordance with GAAP, and reconciles each to cash from operating activities.

MIC believes that reporting Free Cash Flow provides additional insight into its ability to deploy cash where GAAP measures, such as net income (loss) and cash from operating activities, do not reflect all of the items that management considers in estimating the amount of cash generated by its operating businesses. MIC defines Free Cash Flow as cash from operating activities, less maintenance capital expenditures and changes in working capital.

Free Cash Flow does not fully reflect MIC’s ability to freely deploy generated cash, as it does not reflect required payments made on its indebtedness and other fixed obligations or the other cash items excluded when calculating Free Cash Flow. Free Cash Flow may be calculated in a different manner by other companies, which limits its usefulness as a comparative measure. Therefore, Free Cash Flow should be used as a supplemental measure and not in lieu of MIC’s financial results as reported under GAAP.

MIC may report certain financial metrics on a proportionately combined basis including, proportionately combined gross profit, proportionately combined EBITDA excluding non-cash items, proportionately combined cash interest, proportionately combined cash taxes, proportionately combined maintenance capital expenditures, proportionately combined Free Cash Flow, proportionately combined Free Cash Flow per share, proportionately combined growth capital expenditures and proportionately combined net debt. The Company believes that such measures provide investors and management with additional insight into the financial results and cash generated on the basis of its varied ownership interests in its businesses and investments for the reporting period.

Proportionately combined metrics used by MIC may be calculated in a different manner by other companies and may limit their usefulness as a comparative measure. Therefore, proportionately combined metrics should be used as a supplement to and not in lieu of financial results reported in accordance with GAAP.

The following table summarizes MIC’s financial performance on a proportionately combined basis during the quarter and nine month periods ended September 30, 2013 and the prior comparable periods.

	For the Quarter Ended September 30, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Solar(2)	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%	MIC Solar 100%

Gross profit	35,438	17,239	2,942	82,645	1,488	N/A	139,752	70,875	5,883	2,253
EBITDA excluding non-cash items	31,810	12,879	3,636	38,306	(470)	(1,094)	85,067	63,620	7,271	205
Free cash flow	16,581	9,154	2,475	30,774	(1,083)	(854)	57,047	33,162	4,950	(689)

	For the Quarter Ended September 30, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Solar	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%	MIC Solar 100%

Gross profit	31,590	16,676	3,394	78,069	N/A	N/A	129,728	63,179	6,786	N/A
EBITDA excluding non-cash items	27,955	12,632	4,019	33,893	N/A	(1,875)	76,624	55,909	8,037	N/A
Free cash flow	12,689	(440)	2,675	17,679	N/A	(552)	32,050	25,377	5,348	N/A

	For the Nine Months Ended September 30, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Solar(2)	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%	MIC Solar 100%

Gross profit	109,756	54,803	6,609	240,118	3,864	N/A	415,150	219,511	13,216	6,109
EBITDA excluding non-cash items	98,552	40,005	8,107	109,169	1,065	(4,463)	252,435	197,104	16,210	3,157
Free cash flow	45,926	25,583	5,315	85,761	(263)	3,350	165,671	91,851	10,627	1,044

	For the Nine Months Ended September 30, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Solar	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%	MIC Solar 100%

Gross profit	96,484	53,451	7,775	230,863	N/A	N/A	388,572	192,967	15,546	N/A
EBITDA excluding non-cash items	86,127	41,262	9,141	99,379	N/A	(8,848)	227,060	172,253	18,278	N/A
Free cash flow	50,268	16,165	5,942	51,422	N/A	(4,224)	119,573	100,535	11,882	N/A

_____________________
N/A-Not applicable.
(1)	Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(2)	Proportionately combined free cash flow for MIC Solar is equal to the sum of free cash flow attributable to MIC Solar's ownership interest in each of its operating projects.

IMTT

MIC has a 50% equity interest in International-Matex Tank Terminals (IMTT), the operator of one of the largest independent bulk liquid storage terminal businesses in the U.S. IMTT owns and operates 10 marine storage terminals in the U.S. and is the part owner and operator of two terminals in Canada. The terminals store and handle a wide variety of petroleum grades, chemicals and vegetable and animal oils. To aid in meaningful analysis of the performance of IMTT across periods, the table and discussion below refer to results for 100% of the business, not MIC’s 50% interest.

Historically, storage rates have generally included the provision of ancillary services. More recently, IMTT’s customer contracts have unbundled a number of these services, adding or increasing separate fees for ancillary services. As such, MIC believes that terminal revenue is becoming a more relevant metric for analyzing IMTT’s performance than storage rates.

Terminal revenue increased 8.1% and 8.8% for the quarter and nine months ended September 30, 2013 as compared with 8.5% and 7.1% for the quarter and nine months ended September 30, 2012, respectively.

While average storage rental rates increased by 2.1% and 5.1% for the quarter and nine months ended September 30, 2013, respectively, as compared with 9.2% and 6.9% for the quarter and nine months ended September 30, 2012, revenue from ancillary services increased 19.4% and 15.1% for the quarter and nine months ended September 30, 2013 as compared with 4.7% and 3.2% for the quarter and nine months ended September 30, 2012. Ancillary services include throughput, pumping, as well as some blending and infrastructure usage.

Capacity utilization was 92.9% in the third quarter of 2013 compared with 93.3% in the third quarter of 2012 driven primarily by a single large tank being taken out of service for cleaning and inspection. That tank was returned to service in October 2013 and a second tank of the same size was taken out of service, also for cleaning and inspection.

After spiking in the second quarter of the year, maintenance capital expenditures decreased to $14.5 million and increased to $60.5 million for the quarter and year to date periods, respectively, in 2013 compared with $15.3 million and $30.7 million in the prior comparable periods. The majority of the year to date increase in 2013 pertains to previously disclosed costs to repair the damage from Hurricane Sandy at IMTT’s Bayonne, New Jersey facility and higher costs related to tank cleaning and repair. Maintenance capital expenditures in 2014 are expected to return to the range of levels observed in 2010 through 2012.

IMTT’s tax provision contemplates payment of approximately $13.0 million of federal income taxes and $5.6 million of state income taxes for 2013. The $13.8 million tax provision for the nine months ended September 30, 2013 includes $9.7 million for federal income taxes and $4.1 million for state income taxes.

Free Cash Flow generated by IMTT increased 30.7% to $33.2 million and decreased 8.6% to $91.9 million for the quarter and nine months ended September 30, 2013, respectively, versus the prior comparable periods in 2012. The growth in the quarter was driven primarily by the improved operating results of the business. The decline in Free Cash Flow for the year to date period stems from the higher maintenance capital expenditures incurred during the second quarter of the year and an increased interest expense that more than offset the increase in EBITDA excluding non-cash items.

IMTT declared a distribution of $20.5 million for the third quarter to each of its two shareholders on October 24, 2013.

Hawaii Gas

Hawaii Gas is the owner and operator of the only regulated (“utility”) gas processing and pipeline distribution network on the islands of Hawaii. The business is also the owner and operator of the largest unregulated (“non-utility”) gas distribution operation on the islands.

For the third quarter of 2013 compared with the third quarter of 2012:

  Non-utility contribution margin increased 1.0% to $15.7 million from $15.5 million
  Utility contribution margin increased 1.2% to $9.4 million from $9.3 million
  The combined volume of utility and non-utility gas sold increased 0.9%

In July, Hawaii Gas entered into a new naphtha feedstock supply agreement for its utility operations. The agreement provides the business with a supply of naphtha for the period October 1, 2013 through March 31, 2014.

Hawaii Gas is progressing with initiatives related to the use of LNG (“Liquefied Natural Gas”) as a back-up fuel for its customers. On August 12, 2013, Hawaii Gas filed an application with the Hawaiian Public Utilities Commission seeking approval to use LNG as a back-up to its regulated SNG (“Synthetic Natural Gas”) system. A decision by the HPUC on the matter is expected before the end of the year. The cost of developing this project continues to negatively impact EBITDA.

The Free Cash Flow generated by Hawaii Gas increased to $9.2 million in the third quarter of 2013 from ($440,000) in the third quarter of 2012. Through the nine months ended September 30, 2013, Free Cash Flow increased 58.3% to $25.6 million from $16.2 million in the comparable period in 2012. The increase reflects primarily interest rate swap breakage costs of $8.7 million that were incurred in 2012 and not in 2013 and a decrease in the business’ tax provision. Excluding the impact of the swap break costs, underlying Free Cash Flow grew by 10.8% and 2.9% in the quarter and nine months ended September 30, 2013, respectively, versus the prior comparable periods.

District Energy

MIC’s District Energy business produces chilled water that it distributes via underground pipelines in downtown Chicago to high-rise buildings for use in air conditioning and process cooling systems. The business also operates a facility in Las Vegas, Nevada that supplies both cooling and heating services to three customers there. MIC has a 50.01% (controlling) interest in District Energy. The table and discussion below refer to results for 100% of the business, not MIC’s 50.01% interest.

For the third quarter of 2013 compared with the third quarter of 2012:

  Cooling consumption revenue decreased 13.1% to $9.1 million from $10.5 million in 2012; and,
  Capacity revenue increased 3.0% to $5.8 million from $5.6 million - increases in the number of customers being served and inflation adjustments to existing contracts contributed to the improved performance.

District Energy’s results for the third quarter reflect lower average temperatures in 2013 compared with 2012 and the loss of a customer (previously disclosed) that reduced demand for cooling. The business is in dispute with the customer that terminated its contract as the customer has refused to make unamortized lease principal payments to which District Energy believes it is entitled. The parties have agreed to mediate the matter in a process that is expected to commence prior to year end.

MIC expects to commence a refinancing of the long-term debt at District Energy in the fourth quarter of 2013. The refinancing is expected to be completed in the first half of 2014 subject to market conditions remaining favorable.

Free Cash Flow generated by District Energy decreased 7.4% to $5.0 million for the third quarter of 2013 and decreased 10.6% to $10.6 million for the nine months ended September 30, 2013 versus the prior comparable periods. The decreases reflect primarily the reduction in revenue noted above partially offset by a decrease in maintenance capital expenditures.

Atlantic Aviation

Atlantic Aviation owns and operates a network of fixed-base operations (FBO) that primarily provide fuel, terminal and aircraft hangar services to owners and operators of general aviation (GA) aircraft at 62 airports in the U.S. The network is the one of the largest in the U.S. air transportation industry.

For the third quarter of 2013 compared with the third quarter of 2012:

  The volume of GA fuel sold increased by 3.5% and the average margin on GA fuel sales increased 1.2%; and,
  Non-fuel gross profit increased 8.9% primarily due to an increase in hangar and office rental revenue of 6.1%.

The performance of Atlantic Aviation is, in general, more closely tied to economic health of the U.S. as a whole than that of MIC’s other businesses. MIC believes that the improvement in gross profit generated by Atlantic Aviation is reflective of the ongoing improvement in the U.S. economy broadly, market share gains and the popularity of the destinations in the portfolio specifically.

Free Cash Flow generated by Atlantic Aviation increased 74.1% to $30.8 million and 66.8% to $85.8 million for the quarter and nine months ended September 30, 2013, respectively, versus the comparable periods in 2012. The increase in cash generation reflects primarily the reduction in the amount and cost of the business’ long-term debt outstanding versus 2012, the improved operating results and lower maintenance capital expenditures.

Free Cash Flow gains at Atlantic Aviation year to date were partially offset by an increase in the business’ provision for current income taxes of $5.6 million compared with $2.0 million through nine months in 2012. The federal portion of Atlantic Aviation’s current income taxes for 2013 is expected to be wholly offset in consolidation by the application of Net Operating Loss carryforwards at the MIC holding company level.

MIC Solar

At the quarter end September 30, 2013, MIC had invested in four contracted solar power generation facilities located in the southwestern U.S., two of which were in operation and two of which were under construction. The Company invested in a fifth facility, also under construction, following the quarter end. When completed, the combined generating capacity of the five facilities is expected to be approximately 57 megawatts of electricity. The power will be sold to nearby utilities and one U.S. Air Force base pursuant to long-term power purchase agreements.

Effective with the third quarter of 2013 the four facilities that comprised MIC Solar constituted a reportable segment under GAAP. MIC has certain rights with respect to decisions involving the management and operations of the projects in MIC Solar and has determined that it is appropriate to consolidate the projects for financial reporting purposes with its co-investor’s interest reflected as “noncontrolling interest” in the consolidated condensed financial statements.

MIC Solar’s facilities, including the two operating facilities and the two acquired in the period, performed as anticipated during the third quarter of 2013. The facilities generated a proportionately combined Free Cash Flow of approximately ($689,000) and $1.0 million for the quarter and nine months ended September 30, 2013, respectively.

MIC Solar incurred approximately $2.0 million of acquisition expenses in the third quarter related to the three facilities currently under development. These expenses contributed to the negative Free Cash Flow for the segment in the period. The two facilities in operation were cash flow positive. Free Cash Flow will be adversely affected in any quarter in which a new facility is acquired given the expenses associated with such acquisitions that cannot be capitalized.

MIC anticipates allocating approximately $35.0 million of additional capital to MIC Solar over the upcoming 12 – 18 months.

Conference Call and WEBCAST

When: Management has scheduled a conference call for 8:00 a.m. Eastern Time on Tuesday, October 29, 2013 during which it will review the Company’s results and answer questions from analysts and investors.

How: To listen to the conference call, please dial +1(650) 521-5252 at least 10 minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: The Company will prepare materials in support of its conference call presentation. The materials will be available for downloading from the Company’s website the morning of October 29, 2013 prior to the conference call. A link to the materials will be located on the homepage of the MIC website.

Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on October 29, 2013 through November 5, 2013, at +1(404) 537-3406, Passcode: 77570782. An online archive of the webcast will be available on the Company’s website for one year following the call. MIC-G

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a gas processing and distribution business, Hawaii Gas, a controlling interest in a District Energy business in Chicago, and a 50% interest in a bulk liquid storage terminal business, International-Matex Tank Terminals. MIC also owns and operates an airport services business, Atlantic Aviation, and interests in five solar power generation facilities, collectively MIC Solar. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic.

Forward-Looking Statements

This press release contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; its shared decision-making with co-investors over investments including the distribution of dividends; its regulatory environment establishing rate structures and monitoring quality of service, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks, fuel and gas costs; its ability to recover increases in costs from customers, reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED BALANCE SHEETS
($ In Thousands, Except Share Data)

	September 30, 2013	December 31, 2012
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$83,043	$141,376
Restricted cash	13,920	3,133
Accounts receivable, less allowance for doubtful accounts
of $806 and $875, respectively	65,115	56,553
Inventories	25,330	20,617
Prepaid expenses	9,473	8,908
Deferred income taxes	6,456	6,803
Equipment lease receivables current	13,149	4,448
Other	9,766	12,072
Total current assets	226,252	253,910
Property, equipment, land and leasehold improvements, net	777,067	708,031
Equipment lease receivables non-current	17,285	28,177
Investment in unconsolidated business	86,554	75,205
Goodwill	513,939	514,640
Intangible assets, net	600,345	626,902
Deferred financing costs, net of accumulated amortization	22,030	7,845
Other	5,702	8,984
Total assets	$2,249,174	$2,223,694

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Due to manager - related party	$15,379	$50,253
Accounts payable	28,957	26,499
Accrued expenses	40,978	35,499
Current portion of long-term debt	168,005	106,580
Fair value of derivative instruments	13,336	7,450
Other	18,187	19,049
Total current liabilities	284,842	245,330
Long-term debt, net of current portion	754,685	1,052,584
Deferred income taxes	176,092	169,392
Fair value of derivative instruments	-	5,360
Other	53,733	53,463
Total liabilities	1,269,352	1,526,129
Commitments and contingencies	-	-
Members’ equity:
LLC interests, no par value; 500,000,000 authorized; 53,469,879 LLC interests issued and outstanding at September 30, 2013 and 47,453,943 LLC interests
issued and outstanding at December 31, 2012	1,129,950	883,143
Additional paid in capital	21,447	21,447
Accumulated other comprehensive loss	(20,419)	(20,801)
Accumulated deficit	(213,331)	(228,761)
Total members’ equity	917,647	655,028
Noncontrolling interests	62,175	42,537
Total equity	979,822	697,565
Total liabilities and equity	$2,249,174	$2,223,694

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ In Thousands, Except Share and Per Share Data)

	Quarter Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012

Revenue
Revenue from product sales	$172,169	$166,385	$513,465	$508,468
Revenue from product sales - utility	32,981	35,535	104,095	110,656
Service revenue	57,752	56,214	160,153	160,053
Financing and equipment lease income	817	1,119	2,779	3,448
Total revenue	263,719	259,253	780,492	782,625
Costs and expenses
Cost of product sales	113,974	111,677	340,122	346,778
Cost of product sales - utility	28,142	31,001	89,095	94,497
Cost of services	13,584	15,044	37,030	41,489
Selling, general and administrative	53,669	51,571	154,998	157,301
Fees to manager - related party	15,242	29,353	76,912	39,108
Depreciation	10,039	7,596	28,730	22,704
Amortization of intangibles	8,618	8,800	25,866	25,892
Loss from customer contract termination	-	-	1,626	-
Loss (gain) on disposal of assets	50	(1,706)	226	(1,379)
Total operating expenses	243,318	253,336	754,605	726,390
Operating income	20,401	5,917	25,887	56,235
Other income (expense)
Interest income	39	110	182	116
Interest expense(1)	(15,767)	(15,144)	(31,190)	(39,076)
Loss on extinguishment of debt	-	-	(2,472)	-
Equity in earnings and amortization charges of investee	8,576	6,989	30,327	23,295
Other income, net	829	249	514	245
Net income (loss) before income taxes	14,078	(1,879)	23,248	40,815
(Provision) benefit for income taxes(2)	(5,829)	1,758	(9,241)	(14,698)
Net income (loss)	$8,249	$(121)	$14,007	$26,117
Less: net (loss) income attributable to noncontrolling interests	(2,158)	1,758	(1,423)	2,766
Net income (loss) attributable to MIC LLC	$10,407	$(1,879)	$15,430	$23,351

Basic income (loss) per share attributable to MIC LLC interest holders	$0.20	$(0.04)	$0.31	$0.50
Weighted average number of shares outstanding: basic	53,043,185	46,684,627	50,525,617	46,524,980
Diluted income (loss) per share attributable to MIC LLC interest holders	$0.20	$(0.04)	$0.31	$0.50
Weighted average number of shares outstanding: diluted	53,056,095	46,684,627	50,541,513	46,545,903
Cash dividends declared per share	$0.8750	$0.6875	$2.4375	$1.5125

_____________________
(1)

Interest expense includes losses on derivative instruments of $8.0 million and $9.6 million for the quarter and nine months ended September 30, 2013, respectively, of which net losses of $344,000 and $1.2 million, respectively, was reclassified from accumulated other comprehensive income. For the quarter and nine months ended September 30, 2012, interest expense includes losses on derivative instruments of $9.4 million and $20.3 million, respectively, of which net losses of $6.1 million and $14.6 million, respectively, was reclassified from accumulated other comprehensive income.

(2)

Includes $137,000 and $463,000 of benefit for income taxes from accumulated other comprehensive income reclassifications for the quarter and nine months ended September 30, 2013, respectively. The quarter and nine months ended September 30, 2012 includes benefit for income taxes of $3.1 million and $6.5 million from accumulated other comprehensive income reclassifications, respectively.

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ In Thousands)

	Nine Months Ended
	September 30, 2013	September 30, 2012

Operating activities
Net income	$14,007	$26,117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	33,751	27,740
Amortization of intangible assets	25,866	25,892
Loss (gain) on disposal of assets	106	(1,803)
Loss from customer contract termination	1,626	-
Equity in earnings and amortization charges of investee	(30,327)	(23,295)
Equity distributions from investee	19,025	77,920
Amortization of debt financing costs	2,892	3,290
Loss on extinguishment of debt	2,434	-
Adjustments to derivative instruments	1,160	(23,680)
Base management fees to be settled/settled in LLC interests	23,524	15,599
Performance fees to be settled/settled in LLC interests	53,388	23,509
Equipment lease receivable, net	2,814	2,595
Deferred rent	197	314
Deferred taxes	6,567	10,459
Other non-cash (income) expenses, net	(743)	2,340
Changes in other assets and liabilities:
Restricted cash	(465)	-
Accounts receivable	(8,524)	(8,882)
Inventories	(3,535)	2,232
Prepaid expenses and other current assets	1,026	395
Due to manager - related party	2	68
Accounts payable and accrued expenses	(13,794)	4,622
Income taxes payable	(819)	727
Other, net	(2,418)	(1,576)
Net cash provided by operating activities	127,760	164,583

Investing activities
Acquisitions of businesses and investments, net of cash acquired	(14,666)	-
Purchases of property and equipment	(51,435)	(25,443)
Proceeds from sale of assets	-	5,625
Return of investment in unconsolidated business	-	50,899
Other, net	64	72
Net cash (used in) provided by investing activities	(66,037)	31,153

Financing activities
Proceeds from issuance of LLC interests	227,558	-
Proceeds from long-term debt	499,960	191,142
Offering and equity raise costs paid	(11,041)	-
Dividends paid to holders of LLC interests	(82,139)	(47,716)
Contributions received from noncontrolling interests	22,362	-
Distributions paid to noncontrolling interests	(1,652)	(4,286)
Payment of long-term debt	(758,795)	(203,428)
Debt financing costs paid	(18,973)	(2,815)
Change in restricted cash	4,036	-
Payment of notes and capital lease obligations	(1,372)	(622)
Net cash used in financing activities	(120,056)	(67,725)
Net change in cash and cash equivalents	(58,333)	128,011

Cash and cash equivalents, beginning of period	141,376	22,786
Cash and cash equivalents, end of period	$83,043	$150,797

Supplemental disclosures of cash flow information
Non-cash investing and financing activities:
Accrued purchases of property and equipment	$12,331	$1,742
Acquisition of equipment through capital leases	$1,320	$2,624
Issuance of LLC interests to manager for base management fees	$21,487	$13,977
Issuance of LLC interests to manager for performance fees	$90,302	$-
Issuance of LLC interests to independent directors	$640	$571
Taxes paid	$3,493	$3,734
Interest paid	$28,090	$50,863

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS-MD&A

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2013	2012	$	%	2013	2012	$	%
	($ In Thousands) (Unaudited)
Revenue
Revenue from product sales	$172,169	$166,385	5,784	3.5	$513,465	$508,468	4,997	1.0
Revenue from product sales - utility	32,981	35,535	(2,554)	(7.2)	104,095	110,656	(6,561)	(5.9)
Service revenue	57,752	56,214	1,538	2.7	160,153	160,053	100	0.1
Financing and equipment lease income	817	1,119	(302)	(27.0)	2,779	3,448	(669)	(19.4)
Total revenue	263,719	259,253	4,466	1.7	780,492	782,625	(2,133)	(0.3)
Costs and expenses
Cost of product sales	113,974	111,677	(2,297)	(2.1)	340,122	346,778	6,656	1.9
Cost of product sales - utility	28,142	31,001	2,859	9.2	89,095	94,497	5,402	5.7
Cost of services	13,584	15,044	1,460	9.7	37,030	41,489	4,459	10.7
Gross profit	108,019	101,531	6,488	6.4	314,245	299,861	14,384	4.8
Selling, general and administrative	53,669	51,571	(2,098)	(4.1)	154,998	157,301	2,303	1.5
Fees to manager - related party	15,242	29,353	14,111	48.1	76,912	39,108	(37,804)	(96.7)
Depreciation	10,039	7,596	(2,443)	(32.2)	28,730	22,704	(6,026)	(26.5)
Amortization of intangibles	8,618	8,800	182	2.1	25,866	25,892	26	0.1
Loss from customer contract termination	-	-	-	-	1,626	-	(1,626)	NM
Loss (gain) on disposal of assets	50	(1,706)	(1,756)	(102.9)	226	(1,379)	(1,605)	(116.4)
Total operating expenses	87,618	95,614	7,996	8.4	288,358	243,626	(44,732)	(18.4)
Operating income	20,401	5,917	14,484	NM	25,887	56,235	(30,348)	(54.0)
Other income (expense)
Interest income	39	110	(71)	(64.5)	182	116	66	56.9
Interest expense(1)	(15,767)	(15,144)	(623)	(4.1)	(31,190)	(39,076)	7,886	20.2
Loss on extinguishment of debt	-	-	-	-	(2,472)	-	(2,472)	NM
Equity in earnings and amortization charges of investee	8,576	6,989	1,587	22.7	30,327	23,295	7,032	30.2
Other income, net	829	249	580	NM	514	245	269	109.8
Net income (loss) before income taxes	14,078	(1,879)	15,957	NM	23,248	40,815	(17,567)	(43.0)
(Provision) benefit for income taxes	(5,829)	1,758	(7,587)	NM	(9,241)	(14,698)	5,457	37.1
Net income (loss)	$8,249	$(121)	8,370	NM	$14,007	$26,117	(12,110)	(46.4)
Less: net (loss) income attributable to noncontrolling interests	(2,158)	1,758	3,916	NM	(1,423)	2,766	4,189	151.4
Net income (loss) attributable to MIC LLC	$10,407	$(1,879)	12,286	NM	$15,430	$23,351	(7,921)	(33.9)

_____________________
NM - Not meaningful
(1)

Interest expense includes losses on derivative instruments of $8.0 million and $9.6 million for the quarter and nine months ended September 30, 2013, respectively. For the quarter and nine months ended September 30, 2012, interest expense includes losses on derivative instruments of $9.4 million and $20.3 million, respectively.

MACQUARIE INFRASTRUCTURE COMPANY LLC
RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) ATTRIBUTABLE TO MIC LLC TO EBITDA
EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2013	2012	$	%	2013	2012	$	%
	($ In Thousands) (Unaudited)

Net income (loss) attributable to MIC LLC(1)	$10,407	$(1,879)			$15,430	$23,351
Interest expense, net(2)	15,728	15,034			31,008	38,960
Provision (benefit) for income taxes	5,829	(1,758)			9,241	14,698
Depreciation(3)	10,039	7,596			28,730	22,704
Depreciation - cost of services(3)	1,620	1,685			5,021	5,036
Amortization of intangibles(4)	8,618	8,800			25,866	25,892
Loss from customer contract termination	-	-			1,626	-
Loss on extinguishment of debt	-	-			2,434	-
(Gain) loss on disposal of assets	-	(1,850)			106	(1,803)
Equity in earnings and amortization charges of investee(5)	2,570	-			(11,302)	-
Base management fees to be settled/settled in LLC interests	8,336	5,844			23,524	15,599
Performance fees to be settled/settled in LLC interests	6,906	23,509			53,388	23,509
Other non-cash (income) expense, net	(1,340)	2,695			(1,969)	5,420
EBITDA excluding non-cash items	$68,713	$59,676	9,037	15.1	$183,103	$173,366	9,737	5.6

EBITDA excluding non-cash items	$68,713	$59,676			$183,103	$173,366
Interest expense, net(2)	(15,728)	(15,034)			(31,008)	(38,960)
Interest rate swap breakage fees - Hawaii Gas(2)	-	(8,701)			-	(8,701)
Interest rate swap breakage fees - Atlantic Aviation(2)	-	(95)			-	(595)
Adjustments to derivative instruments recorded in interest expense(2)	4,449	(1,770)			1,160	(14,384)
Amortization of debt financing costs(2)	995	1,347			2,892	3,290
Cash distributions received in excess of equity in earnings and amortization
charges of investee(6)	-	-			-	54,625
Equipment lease receivables, net	740	885			2,814	2,595
Provision/benefit for income taxes, net of changes in deferred taxes	(799)	(1,913)			(2,674)	(4,239)
Changes in working capital	(7,707)	5,357			(28,527)	(2,414)
Cash provided by operating activities	50,663	39,752			127,760	164,583
Changes in working capital	7,707	(5,357)			28,527	2,414
Maintenance capital expenditures	(3,889)	(5,371)			(10,897)	(13,832)
Free cash flow	$54,481	$29,024	25,457	87.7	$145,390	$153,165	(7,775)	(5.1)

_____________________
(1)

Net income (loss) attributable to MIC LLC excludes net loss attributable to noncontrolling interests of $2.2 million and $1.4 million for the quarter and nine months ended September 30, 2013, respectively, and net income attributable to noncontrolling interests of $1.8 million and $2.8 million for the quarter and nine months ended September 30, 2012, respectively.

(2)	Interest expense, net, includes adjustment to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees at Hawaii Gas and Atlantic Aviation.
(3)

Depreciation - cost of services includes depreciation expense for District Energy, which is reported in cost of services in our consolidated condensed statements of operations. Depreciation and Depreciation - cost of services does not include acquisition- related step-up depreciation expense of $2.0 million and $5.9 million for the quarters and nine months ended September 30, 2013 and 2012, respectively, in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated condensed statements of operations.

(4)

Amortization of intangibles does not include acquisition-related step-up amortization expense of $85,000 and $256,000 for the quarters and nine months ended September 30, 2013 and 2012, respectively, in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated condensed statements of operations.

(5)

Equity in earnings and amortization charges of investee in the above table includes our 50% share of IMTT's earnings, offset by the distributions we received only up to our share of the earnings recorded in the calculation for EBITDA excluding non-cash items. For the quarter and nine months ended September 30, 2013, we recognized equity in earnings and amortization charges of investee income of $8.6 million and $30.3 million, respectively, in the consolidated condensed statements of operations, which was offset by the cash distributions received of $19.0 million during the nine months ended September 30, 2013. For the quarter and nine months ended September 30, 2012, we recognized equity in earnings and amortization charges of investee income of $7.0 million and $23.3 million, respectively, in the consolidated condensed statements of operations, which was fully offset by the cash distributions received during nine months ended September 30, 2012.

(6)

Cash distributions received in excess of equity in earnings and amortization charges of investee in the above table is the excess cumulative distributions received to the cumulative earnings recorded in equity in earnings and amortization charges of investee, since our investment in IMTT, adjusted for the current periods equity in earnings and amortization charges of investee in the calculation from net income (loss) attributable to MIC LLC to EBITDA excluding non-cash items above. The cumulative allocation of the $128.8 million distributions received during nine months September 30, 2012 was $77.9 million recorded in net cash provided by operating activities and $50.9 million recorded in net cash provided by investing activities, as a return on investment, on the consolidated condensed statements of cash flows.

IMTT

	Quarter Ended September 30,				Nine Months Ended September 30,
			Change				Change
	2013	2012	Favorable/(Unfavorable)		2013	2012	Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue
Terminal revenue	120,560	111,532	9,028	8.1	361,412	332,316	29,096	8.8
Environmental response revenue	5,887	7,069	(1,182)	(16.7)	22,341	18,052	4,289	23.8
Total revenue	126,447	118,601	7,846	6.6	383,753	350,368	33,385	9.5
Costs and expenses
Terminal operating costs	50,371	49,509	(862)	(1.7)	145,581	141,886	(3,695)	(2.6)
Environmental response operating costs	5,201	5,913	712	12.0	18,661	15,515	(3,146)	(20.3)
Total operating costs	55,572	55,422	(150)	(0.3)	164,242	157,401	(6,841)	(4.3)
Terminal gross profit	70,189	62,023	8,166	13.2	215,831	190,430	25,401	13.3
Environmental response gross profit	686	1,156	(470)	(40.7)	3,680	2,537	1,143	45.1
Gross profit	70,875	63,179	7,696	12.2	219,511	192,967	26,544	13.8
General and administrative expenses	8,084	7,605	(479)	(6.3)	24,420	22,405	(2,015)	(9.0)
Depreciation and amortization	19,051	16,992	(2,059)	(12.1)	56,109	51,016	(5,093)	(10.0)
Casualty losses, net(1)	200	-	(200)	NM	6,700	-	(6,700)	NM
Operating income	43,540	38,582	4,958	12.9	132,282	119,546	12,736	10.7
Interest expense, net(2)	(9,376)	(10,533)	1,157	11.0	(17,099)	(28,914)	11,815	40.9
Other income	620	417	203	48.7	1,804	1,680	124	7.4
Provision for income taxes	(15,181)	(11,631)	(3,550)	(30.5)	(48,894)	(37,867)	(11,027)	(29.1)
Noncontrolling interest	(44)	(451)	407	90.2	(220)	(636)	416	65.4
Net income	19,559	16,384	3,175	19.4	67,873	53,809	14,064	26.1

Reconciliation of net income to EBITDA excluding non-cash items:
Net income	19,559	16,384			67,873	53,809
Interest expense, net(2)	9,376	10,533			17,099	28,914
Provision for income taxes	15,181	11,631			48,894	37,867
Depreciation and amortization	19,051	16,992			56,109	51,016
Casualty losses, net(1)	200	-			6,700	-
Other non-cash expenses	253	369			429	647
EBITDA excluding non-cash items	63,620	55,909	7,711	13.8	197,104	172,253	24,851	14.4

EBITDA excluding non-cash items	63,620	55,909			197,104	172,253
Interest expense, net(2)	(9,376)	(10,533)			(17,099)	(28,914)
Adjustments to derivative instruments recorded in interest expense(2)	(1,768)	461			(15,784)	98
Amortization of debt financing costs(2)	824	805			1,990	2,419
Provision for income taxes, net of changes in deferred taxes	(5,624)	(5,962)			(13,847)	(14,565)
Changes in working capital	9,119	5,382			4,035	17,680
Cash provided by operating activities	56,795	46,062			156,399	148,971
Changes in working capital	(9,119)	(5,382)			(4,035)	(17,680)
Maintenance capital expenditures(3)	(14,514)	(15,303)			(60,513)	(30,756)
Free cash flow	33,162	25,377	7,785	30.7	91,851	100,535	(8,684)	(8.6)

_____________________
NM - Not meaningful
(1)

Casualty losses, net, includes $2.5 million and $1.5 million related to the quarters ended December 31, 2012 and March 31, 2013, respectively, which were recorded in terminal operating costs in those periods. These amounts have been included in the nine months ended September 30, 2013.

(2) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(3)

Maintenance capital expenditures includes a reclassification from growth capital expenditures in the quarters ended December 31, 2012 and March 31, 2013 of $1.2 million and $509,000, respectively. These amounts have been included in the nine months ended September 30, 2013. The classification of capital expenditures as either growth or maintenance is the subject of ongoing review and discussions between MIC and its co-investor in IMTT.

Hawaii Gas

	Quarter Ended September 30,				Nine Months Ended September 30,
			Change				Change
	2013	2012	Favorable/(Unfavorable)		2013	2012	Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Contribution margin
Revenue - non-utility	28,488	26,894	1,594	5.9	88,993	88,271	722	0.8
Cost of revenue - non-utility	12,838	11,393	(1,445)	(12.7)	39,525	40,520	995	2.5
Contribution margin - non-utility	15,650	15,501	149	1.0	49,468	47,751	1,717	3.6
Revenue - utility	32,981	35,535	(2,554)	(7.2)	104,095	110,656	(6,561)	(5.9)
Cost of revenue - utility	23,534	26,202	2,668	10.2	74,914	81,568	6,654	8.2
Contribution margin - utility	9,447	9,333	114	1.2	29,181	29,088	93	0.3
Total contribution margin	25,097	24,834	263	1.1	78,649	76,839	1,810	2.4
Production	2,737	2,819	82	2.9	8,119	6,952	(1,167)	(16.8)
Transmission and distribution(1)	5,121	5,339	218	4.1	15,727	16,436	709	4.3
Gross profit	17,239	16,676	563	3.4	54,803	53,451	1,352	2.5
Selling, general and administrative expenses	4,818	4,760	(58)	(1.2)	16,139	14,575	(1,564)	(10.7)
Depreciation and amortization	2,160	1,965	(195)	(9.9)	6,508	5,808	(700)	(12.1)
Operating income	10,261	9,951	310	3.1	32,156	33,068	(912)	(2.8)
Interest expense, net(2)	(2,097)	(5,695)	3,598	63.2	(5,040)	(9,102)	4,062	44.6
Other expense	(146)	(153)	7	4.6	(251)	(285)	34	11.9
Provision for income taxes	(3,191)	(1,631)	(1,560)	(95.6)	(10,669)	(9,343)	(1,326)	(14.2)
Net income(3)	4,827	2,472	2,355	95.3	16,196	14,338	1,858	13.0

Reconciliation of net income to EBITDA excluding non-cash items:
Net income(3)	4,827	2,472			16,196	14,338
Interest expense, net(2)	2,097	5,695			5,040	9,102
Provision for income taxes	3,191	1,631			10,669	9,343
Depreciation and amortization	2,160	1,965			6,508	5,808
Other non-cash expenses(1)	604	869			1,592	2,671
EBITDA excluding non-cash items	12,879	12,632	247	2.0	40,005	41,262	(1,257)	(3.0)

EBITDA excluding non-cash items	12,879	12,632			40,005	41,262
Interest expense, net(2)	(2,097)	(5,695)			(5,040)	(9,102)
Interest rate swap breakage fees(2)	-	(8,701)			-	(8,701)
Adjustments to derivative instruments recorded in interest expense(2)	269	4,386			(426)	3,089
Amortization of debt financing costs(2)	113	507			342	746
Provision for income taxes, net of changes in deferred taxes	(94)	(1,513)			(3,961)	(5,888)
Changes in working capital	(3,023)	4,822			(3,810)	1,117
Cash provided by operating activities	8,047	6,438			27,110	22,523
Changes in working capital	3,023	(4,822)			3,810	(1,117)
Maintenance capital expenditures	(1,916)	(2,056)			(5,337)	(5,241)
Free cash flow	9,154	(440)	9,594	NM	25,583	16,165	9,418	58.3

_____________________
NM - Not meaningful
(1)

For the nine months ended September 30, 2013, transmission and distribution includes non-cash income of $489,000 for asset retirement obligation credit. This non-cash income is excluded when calculating EBITDA excluding non-cash items.

(2)	Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees.
(3)	Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

District Energy

	Quarter Ended September 30,				Nine Months Ended September 30,
			Change				Change
	2013	2012	Favorable/(Unfavorable)		2013	2012	Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Cooling capacity revenue	5,780	5,613	167	3.0	17,197	16,675	522	3.1
Cooling consumption revenue	9,114	10,490	(1,376)	(13.1)	16,282	20,853	(4,571)	(21.9)
Other revenue	692	702	(10)	(1.4)	2,139	2,023	116	5.7
Finance lease revenue	817	1,119	(302)	(27.0)	2,779	3,448	(669)	(19.4)
Total revenue	16,403	17,924	(1,521)	(8.5)	38,397	42,999	(4,602)	(10.7)
Direct expenses — electricity	5,733	5,901	168	2.8	10,360	12,587	2,227	17.7
Direct expenses — other(1)	4,787	5,237	450	8.6	14,821	14,866	45	0.3
Direct expenses — total	10,520	11,138	618	5.5	25,181	27,453	2,272	8.3
Gross profit	5,883	6,786	(903)	(13.3)	13,216	15,546	(2,330)	(15.0)
Selling, general and administrative expenses	935	823	(112)	(13.6)	2,698	2,675	(23)	(0.9)
Amortization of intangibles	329	345	16	4.6	997	1,027	30	2.9
Loss from customer contract termination	-	-	-	-	1,626	-	(1,626)	NM
Operating income	4,619	5,618	(999)	(17.8)	7,895	11,844	(3,949)	(33.3)
Interest expense, net(2)	(1,275)	(2,065)	790	38.3	(3,793)	(6,521)	2,728	41.8
Other income	672	436	236	54.1	803	568	235	41.4
Provision for income taxes	(1,584)	(1,560)	(24)	(1.5)	(1,797)	(2,171)	374	17.2
Noncontrolling interest	(174)	(203)	29	14.3	(545)	(622)	77	12.4
Net income	2,258	2,226	32	1.4	2,563	3,098	(535)	(17.3)

Reconciliation of net income to EBITDA excluding non-cash items:
Net income	2,258	2,226			2,563	3,098
Interest expense, net(2)	1,275	2,065			3,793	6,521
Provision for income taxes	1,584	1,560			1,797	2,171
Depreciation(1)	1,620	1,685			5,021	5,036
Amortization of intangibles	329	345			997	1,027
Loss from customer contract termination	-	-			1,626	-
Other non-cash expenses	205	156			413	425
EBITDA excluding non-cash items	7,271	8,037	(766)	(9.5)	16,210	18,278	(2,068)	(11.3)

EBITDA excluding non-cash items	7,271	8,037			16,210	18,278
Interest expense, net(2)	(1,275)	(2,065)			(3,793)	(6,521)
Adjustments to derivative instruments recorded in interest expense(2)	(1,371)	(589)			(4,018)	(1,458)
Amortization of debt financing costs(2)	177	177			531	522
Equipment lease receivable, net	740	885			2,814	2,595
Provision for income taxes, net of changes in deferred taxes	(529)	(619)			(805)	(892)
Changes in working capital	(192)	419			(2,379)	(1,453)
Cash provided by operating activities	4,821	6,245			8,560	11,071
Changes in working capital	192	(419)			2,379	1,453
Maintenance capital expenditures	(63)	(478)			(312)	(642)
Free cash flow	4,950	5,348	(398)	(7.4)	10,627	11,882	(1,255)	(10.6)

_____________________
NM - Not meaningful
(1)

Includes depreciation expense of $1.6 million and $5.0 million for the quarter and nine months ended September 30, 2013, respectively, and $1.7 million and $5.0 million for the quarter and nine months ended September 30, 2012, respectively.

(2) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.

Atlantic Aviation

	Quarter Ended				Nine Months Ended
	2013	2012	Change		2013	2012	Change
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue
Fuel revenue	141,032	139,491	1,541	1.1	417,305	420,197	(2,892)	(0.7)
Non-fuel revenue	42,166	39,409	2,757	7.0	124,535	120,502	4,033	3.3
Total revenue	183,198	178,900	4,298	2.4	541,840	540,699	1,141	0.2
Cost of revenue
Cost of revenue-fuel	97,050	96,925	(125)	(0.1)	289,873	295,800	5,927	2.0
Cost of revenue-non-fuel	3,503	3,906	403	10.3	11,849	14,036	2,187	15.6
Total cost of revenue	100,553	100,831	278	0.3	301,722	309,836	8,114	2.6
Fuel gross profit	43,982	42,566	1,416	3.3	127,432	124,397	3,035	2.4
Non-fuel gross profit	38,663	35,503	3,160	8.9	112,686	106,466	6,220	5.8
Gross profit	82,645	78,069	4,576	5.9	240,118	230,863	9,255	4.0
Selling, general and administrative expenses	44,342	43,983	(359)	(0.8)	130,729	130,830	101	0.1
Depreciation and amortization	14,072	14,086	14	0.1	41,917	41,761	(156)	(0.4)
Loss (gain) on disposal of assets	50	(1,706)	(1,756)	(102.9)	226	(1,379)	(1,605)	(116.4)
Operating income	24,181	21,706	2,475	11.4	67,246	59,651	7,595	12.7
Interest expense, net(1)	(11,481)	(7,381)	(4,100)	(55.5)	(20,206)	(23,448)	3,242	13.8
Loss on extinguishment of debt	-	-	-	-	(2,472)	-	(2,472)	NM
Other income (expense)	54	(10)	64	NM	54	38	16	42.1
Provision for income taxes	(5,185)	(6,531)	1,346	20.6	(18,009)	(15,815)	(2,194)	(13.9)
Net income(2)	7,569	7,784	(215)	(2.8)	26,613	20,426	6,187	30.3

Reconciliation of net income to EBITDA excluding non-cash items:
Net income(2)	7,569	7,784			26,613	20,426
Interest expense, net(1)	11,481	7,381			20,206	23,448
Provision for income taxes	5,185	6,531			18,009	15,815
Depreciation and amortization	14,072	14,086			41,917	41,761
Loss on extinguishment of debt	-	-			2,434	-
(Gain) loss on disposal of assets	-	(1,850)			106	(1,803)
Other non-cash income	(1)	(39)			(116)	(268)
EBITDA excluding non-cash items	38,306	33,893	4,413	13.0	109,169	99,379	9,790	9.9

EBITDA excluding non-cash items	38,306	33,893			109,169	99,379
Interest expense, net(1)	(11,481)	(7,381)			(20,206)	(23,448)
Interest rate swap breakage fees(1)	-	(95)			-	(595)
Adjustments to derivative instruments recorded in interest expense(1)	5,551	(5,567)			5,604	(16,015)
Amortization of debt financing costs(1)	702	663			2,011	2,022
Provision for income taxes, net of changes in deferred taxes	(394)	(997)			(5,569)	(1,972)
Changes in working capital	(3,609)	1,904			1,284	2,549
Cash provided by operating activities	29,075	22,420			92,293	61,920
Changes in working capital	3,609	(1,904)			(1,284)	(2,549)
Maintenance capital expenditures	(1,910)	(2,837)			(5,248)	(7,949)
Free cash flow	30,774	17,679	13,095	74.1	85,761	51,422	34,339	66.8

_____________________
NM - Not meaningful
(1)	Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees.
(2)	Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

MIC Solar

	Quarter Ended September 30,	Nine Months Ended September 30,
	2013	2013
	$	$
	($ In Thousands) (Unaudited)

Contracted revenue	2,649	7,167
Cost of revenue	396	1,058
Gross profit	2,253	6,109

Selling, general and administrative expenses	2,296	2,875
Depreciation	2,096	5,174
Operating loss	(2,139)	(1,940)

Interest expense, net(1)	(897)	(2,121)
Other income, net	248	2,353
Benefit (provision) for income taxes	27	(1,175)
Noncontrolling interest	4,010	4,125
Net income	1,249	1,242

Reconciliation of net income to EBITDA excluding non-cash items:
Net income	1,249	1,242
Interest expense, net(1)	897	2,121
(Benefit) provision for income taxes	(27)	1,175
Depreciation	2,096	5,174
Other non-cash income	(4,010)	(6,555)
EBITDA excluding non-cash items	205	3,157

EBITDA excluding non-cash items	205	3,157
Interest expense, net(1)	(897)	(2,121)
Amortization of debt financing costs(1)	3	8
Changes in working capital	(1,256)	(15,954)
Cash used in operating activities	(1,945)	(14,910)
Changes in working capital	1,256	15,954
Free cash flow	(689)	1,044

_____________________
(1)	Interest expense, net, includes non-cash amortization of deferred financing fees.

Corporate

	Quarter Ended				Nine Months Ended
	2013	2012	Change		2013	2012	Change
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Base management fees	8,336	5,844	(2,492)	(42.6)	23,524	15,599	(7,925)	(50.8)
Performance fees	6,906	23,509	16,603	70.6	53,388	23,509	(29,879)	(127.1)
Selling, general and administrative expenses	1,278	2,005	727	36.3	4,987	9,221	4,234	45.9
Operating loss	(16,520)	(31,358)	14,838	47.3	(81,899)	(48,329)	(33,570)	(69.5)
Interest income	22	107	(85)	(79.4)	152	111	41	36.9
Other expense, net	-	(23)	23	100.0	(16)	(75)	59	78.7
Benefit for income taxes	4,104	11,480	(7,376)	(64.3)	22,409	12,631	9,778	77.4
Noncontrolling interest	(1,678)	(1,556)	(122)	(7.8)	(2,157)	(2,144)	(13)	(0.6)
Net loss(1)	(14,072)	(21,350)	7,278	34.1	(61,511)	(37,806)	(23,705)	(62.7)

Reconciliation of net loss to EBITDA excluding non-cash items:
Net loss(1)	(14,072)	(21,350)			(61,511)	(37,806)
Interest income	(22)	(107)			(152)	(111)
Benefit for income taxes	(4,104)	(11,480)			(22,409)	(12,631)
Base management fees to be settled/settled in LLC interests	8,336	5,844			23,524	15,599
Performance fees to be settled/settled in LLC interests	6,906	23,509			53,388	23,509
Other non-cash expense	1,862	1,709			2,697	2,592
EBITDA excluding non-cash items	(1,094)	(1,875)	781	41.7	(4,463)	(8,848)	4,385	49.6

EBITDA excluding non-cash items	(1,094)	(1,875)			(4,463)	(8,848)
Interest income	22	107			152	111
Benefit for income taxes, net of changes in deferred taxes	218	1,216			7,661	4,513
Changes in working capital	373	(1,788)			(7,668)	(4,627)
Cash used in operating activities	(481)	(2,340)			(4,318)	(8,851)
Changes in working capital	(373)	1,788			7,668	4,627
Free cash flow	(854)	(552)	(302)	(54.7)	3,350	(4,224)	7,574	179.3

_____________________
(1)	Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.

MACQUARIE INFRASTRUCTURE COMPANY LLC
RECONCILIATION OF PROPORTIONATELY COMBINED NET INCOME (LOSS) TO EBITDA EXCLUDING
NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	For the Quarter Ended September 30, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Solar(2)	MIC Corporate	Proportionately Combined(1)		IMTT 100%	District Energy 100%	MIC Solar 100%

Net income (loss) attributable to MIC LLC	9,780	4,827	1,129	7,569	1,278	(14,072)	10,511		19,559	2,258	1,249
Interest expense (income), net(3)	4,688	2,097	638	11,481	616	(22)	19,498		9,376	1,275	897
Provision (benefit) for income taxes	7,591	3,191	792	5,185	(26)	(4,104)	12,629		15,181	1,584	(27)
Depreciation	9,135	1,849	810	6,094	1,399	-	19,287		18,270	1,620	2,096
Amortization of intangibles	391	311	165	7,978	-	-	8,844		781	329	-
Casualty losses, net	100	-	-	-	-	-	100		200	-	-
Base management fee to be settled in LLC interests	-	-	-	-	-	8,336	8,336		-	-	-
Performance fee to be settled in LLC interests	-	-	-	-	-	6,906	6,906		-	-	-
Other non-cash expense (income)	127	604	103	(1)	(3,737)	1,862	(1,043)		253	205	(4,010)
EBITDA excluding non-cash items	31,810	12,879	3,636	38,306	(470)	(1,094)	85,067		63,620	7,271	205

EBITDA excluding non-cash items	31,810	12,879	3,636	38,306	(470)	(1,094)	85,067		63,620	7,271	205
Interest (expense) income, net(3)	(4,688)	(2,097)	(638)	(11,481)	(616)	22	(19,498)		(9,376)	(1,275)	(897)
Adjustments to derivative instruments recorded in interest expense, net(3)	(884)	269	(686)	5,551	-	-	4,250		(1,768)	(1,371)	-
Amortization of deferred finance charges(3)	412	113	89	702	3	-	1,319		824	177	3
Equipment lease receivables, net	-	-	370	-	-	-	370		-	740	-
Provision/benefit for income taxes, net of changes in deferred taxes	(2,812)	(94)	(265)	(394)	-	218	(3,347)		(5,624)	(529)	-
Changes in working capital	4,560	(3,023)	(96)	(3,609)	(2,085)	373	(3,881)		9,119	(192)	(1,256)
Cash provided by (used in) operating activities	28,398	8,047	2,411	29,075	(3,168)	(481)	64,281		56,795	4,821	(1,945)
Changes in working capital	(4,560)	3,023	96	3,609	2,085	(373)	3,881		(9,119)	192	1,256
Maintenance capital expenditures	(7,257)	(1,916)	(32)	(1,910)	-	-	(11,115)		(14,514)	(63)	-
Free cash flow	16,581	9,154	2,475	30,774	(1,083)	(854)	57,047		33,162	4,950	(689)

	For the Quarter Ended September 30, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Net income (loss) attributable to MIC LLC	8,192	2,472	1,113	7,784	(21,350)	(1,789)	16,384	2,226
Interest expense (income), net(3)	5,267	5,695	1,033	7,381	(107)	19,268	10,533	2,065
Provision (benefit) for income taxes	5,816	1,631	780	6,531	(11,480)	3,278	11,631	1,560
Depreciation	8,181	1,759	843	5,837	-	16,619	16,361	1,685
Amortization of intangibles	316	206	173	8,249	-	8,943	631	345
Gain on disposal of assets	-	-	-	(1,850)	-	(1,850)	-	-
Base management fee settled in LLC interests	-	-	-	-	5,844	5,844	-	-
Performance fee settled in LLC interests	-	-	-	-	23,509	23,509	-	-
Other non-cash expense (income)	185	869	78	(39)	1,709	2,802	369	156
EBITDA excluding non-cash items	27,955	12,632	4,019	33,893	(1,875)	76,624	55,909	8,037

EBITDA excluding non-cash items	27,955	12,632	4,019	33,893	(1,875)	76,624	55,909	8,037
Interest (expense) income, net(3)	(5,267)	(5,695)	(1,033)	(7,381)	107	(19,268)	(10,533)	(2,065)
Interest rate swap breakage fees - Hawaii Gas(3)	-	(8,701)	-	-	-	(8,701)	-	-
Interest rate swap breakage fees - Atlantic Aviation(3)	-	-	-	(95)	-	(95)	-	-
Adjustments to derivative instruments recorded in interest expense, net(2)	231	4,386	(295)	(5,567)	-	(1,245)	461	(589)
Amortization of deferred finance charges(3)	403	507	89	663	-	1,661	805	177
Equipment lease receivables, net	-	-	443	-	-	443	-	885
Provision/benefit for income taxes, net of changes in deferred taxes	(2,981)	(1,513)	(310)	(997)	1,216	(4,585)	(5,962)	(619)
Changes in working capital	2,691	4,822	210	1,904	(1,788)	7,839	5,382	419
Cash provided by (used in) operating activities	23,031	6,438	3,123	22,420	(2,340)	52,672	46,062	6,245
Changes in working capital	(2,691)	(4,822)	(210)	(1,904)	1,788	(7,839)	(5,382)	(419)
Maintenance capital expenditures	(7,652)	(2,056)	(239)	(2,837)	-	(12,784)	(15,303)	(478)
Free cash flow	12,689	(440)	2,675	17,679	(552)	32,050	25,377	5,348

_____________________
(1)	Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(2)	Proportionately combined free cash flow for MIC Solar is equal to the sum of free cash flow attributable to MIC Solar's ownership interest in each of its operating projects.
(3)	Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees for 2012.

	For the Nine Months Ended September 30, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Solar(2)	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%	MIC Solar 100%

Net income (loss) attributable to MIC LLC	33,937	16,196	1,282	26,613	2,136	(61,511)	18,652	67,873	2,563	1,242
Interest expense (income), net(3)	8,550	5,040	1,897	20,206	1,336	(152)	36,876	17,099	3,793	2,121
Provision (benefit) for income taxes	24,447	10,669	899	18,009	1,175	(22,409)	32,790	48,894	1,797	1,175
Depreciation	27,328	5,573	2,511	17,983	3,193	-	56,588	54,656	5,021	5,174
Amortization of intangibles	727	935	499	23,934	-	-	26,094	1,453	997	-
Loss from customer contract termination	-	-	813	-	-	-	813	-	1,626	-
Casualty losses, net(4)	3,350	-	-	-	-	-	3,350	6,700	-	-
Loss on disposal of assets	-	-	-	106	-	-	106	-	-	-
Loss on extinguishment of debt	-	-	-	2,434	-	-	2,434	-	-	-
Base management fee settled/to be settled in LLC interests	-	-	-	-	-	23,524	23,524	-	-	-
Performance fee settled/to be settled in LLC interests	-	-	-	-	-	53,388	53,388	-	-	-
Other non-cash expense (income)	215	1,592	207	(116)	(6,775)	2,697	(2,181)	429	413	(6,555)
EBITDA excluding non-cash items	98,552	40,005	8,107	109,169	1,065	(4,463)	252,435	197,104	16,210	3,157

EBITDA excluding non-cash items	98,552	40,005	8,107	109,169	1,065	(4,463)	252,435	197,104	16,210	3,157
Interest (expense) income, net(3)	(8,550)	(5,040)	(1,897)	(20,206)	(1,336)	152	(36,876)	(17,099)	(3,793)	(2,121)
Adjustments to derivative instruments recorded in interest expense, net(3)	(7,892)	(426)	(2,009)	5,604	-	-	(4,723)	(15,784)	(4,018)	-
Amortization of deferred finance charges(3)	995	342	266	2,011	8	-	3,622	1,990	531	8
Equipment lease receivables, net	-	-	1,407	-	-	-	1,407	-	2,814	-
Provision/benefit for income taxes, net of changes in deferred taxes	(6,924)	(3,961)	(403)	(5,569)	-	7,661	(9,195)	(13,847)	(805)	-
Changes in working capital	2,018	(3,810)	(1,190)	1,284	(14,213)	(7,668)	(23,579)	4,035	(2,379)	(15,954)
Cash provided by (used in) operating activities	78,200	27,110	4,281	92,293	(14,476)	(4,318)	183,089	156,399	8,560	(14,910)
Changes in working capital	(2,018)	3,810	1,190	(1,284)	14,213	7,668	23,579	(4,035)	2,379	15,954
Maintenance capital expenditures(5)	(30,257)	(5,337)	(156)	(5,248)	-	-	(40,998)	(60,513)	(312)	-
Free cash flow	45,926	25,583	5,315	85,761	(263)	3,350	165,671	91,851	10,627	1,044

	For the Nine Months Ended September 30, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Net income (loss) attributable to MIC LLC	26,905	14,338	1,549	20,426	(37,806)	25,412	53,809	3,098
Interest expense (income), net(3)	14,457	9,102	3,261	23,448	(111)	50,157	28,914	6,521
Provision (benefit) for income taxes	18,934	9,343	1,086	15,815	(12,631)	32,546	37,867	2,171
Depreciation	24,437	5,191	2,519	17,513	-	49,660	48,874	5,036
Amortization of intangibles	1,071	617	514	24,248	-	26,450	2,142	1,027
Gain on disposal of assets	-	-	-	(1,803)	-	(1,803)	-	-
Base management fee settled in LLC interests	-	-	-	-	15,599	15,599	-	-
Performance fee settled in LLC interests	-	-	-	-	23,509	23,509	-	-
Other non-cash expense (income)	324	2,671	213	(268)	2,592	5,531	647	425
EBITDA excluding non-cash items	86,127	41,262	9,141	99,379	(8,848)	227,060	172,253	18,278

EBITDA excluding non-cash items	86,127	41,262	9,141	99,379	(8,848)	227,060	172,253	18,278
Interest (expense) income, net(3)	(14,457)	(9,102)	(3,261)	(23,448)	111	(50,157)	(28,914)	(6,521)
Interest rate swap breakage fees - Hawaii Gas(3)	-	(8,701)	-	-	-	(8,701)	-	-
Interest rate swap breakage fees - Atlantic Aviation(3)	-	-	-	(595)	-	(595)	-	-
Adjustments to derivative instruments recorded in interest expense, net (3)	49	3,089	(729)	(16,015)	-	(13,606)	98	(1,458)
Amortization of deferred finance charges(3)	1,210	746	261	2,022	-	4,239	2,419	522
Equipment lease receivables, net	-	-	1,298	-	-	1,298	-	2,595
Provision/benefit for income taxes, net of changes in deferred taxes	(7,283)	(5,888)	(446)	(1,972)	4,513	(11,076)	(14,565)	(892)
Changes in working capital	8,840	1,117	(727)	2,549	(4,627)	7,152	17,680	(1,453)
Cash provided by (used in) operating activities	74,486	22,523	5,537	61,920	(8,851)	155,614	148,971	11,071
Changes in working capital	(8,840)	(1,117)	727	(2,549)	4,627	(7,152)	(17,680)	1,453
Maintenance capital expenditures	(15,378)	(5,241)	(321)	(7,949)	-	(28,889)	(30,756)	(642)
Free cash flow	50,268	16,165	5,942	51,422	(4,224)	119,573	100,535	11,882

_____________________
(1)	Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(2)	Proportionately combined free cash flow for MIC Solar is equal to the sum of free cash flow attributable to MIC Solar's ownership interest in each of its operating projects.
(3)	Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees for 2012.
(4)

Casualty losses, net, includes $2.5 million and $1.5 million related to the quarters ended December 31, 2012 and March 31, 2013, respectively, which were recorded in terminal operating costs in those periods. These amounts have been included in the nine months ended September 30, 2013.

(5)

Maintenance capital expenditures at IMTT includes a reclassification from growth capital expenditures in the quarters ended December 31, 2012 and March 31, 2013 of $1.2 million and $509,000, respectively. These amounts have been included in the nine months ended September 30, 2013.

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